UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Consent Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Consent Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

Silver Star Properties REIT, Inc.
(Name of Registrant as Specified in Its Charter)

Allen R. Hartman Hartman XX Holdings, Inc. Hartman vREIT XXI, Inc. Hartman Family Protection Trust LISA HARTMAN Charlotte Hartman VICTORIA HARTMAN MASSEY MARGARET HARTMAN
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

The persons identified on the cover page hereto (collectively, the “Hartman Group”) on June 3, 2025 filed a definitive proxy statement and an accompanying BLUE universal proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit votes for, among other matters, (i) the election of directors that the Hartman Group has nominated for election at the next annual meeting of stockholders of Silver Star Properties REIT, Inc. (the “Company”) and (ii) the rejection of the Company’s alternate strategy proposal, and in favor of liquidating the Company’s assets in an orderly manner in accordance with the terms of its articles of incorporation and returning capital to stockholders.

On June 12, 2025, the Hartman Group distributed the following letter to shareholders:

Subject: Vote for a Return of Capital – Simple, Transparent, Accountable

June 12, 2025

Dear Shareholder,

This is time for a decision — and a chance to chart a better path forward.

Under current leadership, over $395 million in high-performing legacy assets have been sold. Your capital has been reinvested into speculative properties that generate less income than the interest on their debt. In other words, they have a negative cash flow.

Meanwhile, insiders awarded themselves 1,000,000 shares of stock and millions more in profits interest — all while occupancy levels fell and maintenance staff was slashed. Now they’re proposing a $50 million preferred equity raise that would dilute common shareholders and prioritize dividends for new investors over your return of capital.

You deserve better — and that’s exactly what we’re offering.

Our plan is clear and actionable:

● Immediately put the Walgreens and storage assets on the market to be sold. As the properties are sold, we will return capital to shareholders

● Lease and manage the legacy assets to increase occupancy and increase value.

● Operate with full transparency, responsible stewardship, and no self-dealing.

This vote is about putting your investment first. Our nominees, Longnecker, Thomas, and Hartman, bring decades of real estate experience and a commitment to returning capital at the highest possible value. The opposition has done nothing but destroy value. See the attached 11 page letter for more details.

You’ve told us what you want: liquidity, performance, and results. We’re here to deliver.

Vote for a return of capital. Vote for directors who will act in your best interest from day one.

Call us directly at (619) 664-4780 to vote for the return of your capital or vote the blue proxy from our online e-mail.

Sincerely,

Al Hartman

CEO & President

On behalf of the Hartman Shareholder Alliance

Additional Information

The Hartman Group has filed a definitive proxy statement and accompanying BLUE universal proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit proxies with respect to the election of the Hartman Group’s slate of highly qualified director candidates and the other proposals to be presented at the 2025 annual meeting of stockholders (the “Annual Meeting”) of Silver Star Properties REIT, Inc. (the “Company”). Stockholders are advised to read the proxy statement and any other documents related to the solicitation of stockholders of the Company in connection with the Annual Meeting because they contain important information, including information relating to the participants in the Hartman Group’s proxy solicitation. These materials and other materials filed by the Hartman Group with the SEC in connection with the solicitation of proxies are available at no charge on the SEC’s website (http://www.sec.gov). The definitive proxy statement, the accompanying BLUE universal proxy card and other relevant documents filed by the Hartman Group with the SEC are also available, without charge, by contacting the Hartman Group’s proxy solicitor, InvestorCom LLC, at its toll-free number (877) 972-0090 or via email at Proxy@investor-com.com.